Exhibit 3.221

AMENDED AND RESTATED CERTIFICATE

OF

FORMATION OF BULLDOG ENTERTAINMENT GROUP LLC

THIS Amended and Restated Certificate of Formation of Bulldog Entertainment Group LLC (the “LLC”), dated as of July 18, 2011, has been duly executed and is being filed by the undersigned authorized person in accordance with the provisions of 6 Del. C. §18-208, to amend and restate the original Certificate of Formation of the LLC which was filed on December 16, 2005, with the Secretary of State of the State of Delaware, as heretofore amended (the “Certificate”).

The Certificate is hereby amended and restated in its entirety to read as follows:

1. Name. The name of the limited liability company is Bulldog Entertainment Group LLC.

2. Registered Office. The address of the registered office of the LLC in ate State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. Registered Agent. The name and address of the registered agent for service of process on the LLC in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.

WARNER MUSIC INC., as authorized person

By:	/s/ Paul Robinson
Name: Paul Robinson
Title: EVP & General Counsel